LIMITED REMOVAL AND CLEAN-UP CALL AGREEMENT

Dated as of June 18, 2014

between

GE EQUIPMENT FUNDING, LLC,
as Purchaser

and

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2014-1

as Issuer

Limited Removal and Clean-Up Call Agreement

Annex A	Definitions and Interpretation

i	Limited Removal and Clean-Up Call Agreement

This LIMITED REMOVAL AND CLEAN-UP CALL AGREEMENT (“Agreement” or “Removal and Clean-Up Call Agreement”) is entered into as of June 18, 2014, by and between GE EQUIPMENT FUNDING, LLC (the “Purchaser”), a Delaware limited liability company and GE EQUIPMENT TRANSPORTATION LLC, SERIES 2014-1, a Delaware limited liability company (the “Issuer”).

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex A to this Agreement.

Section 1.2           Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Section 2 of Annex A shall govern. All Annexes, Exhibits and Schedules hereto, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II

CERTAIN REMOVAL AND PURCHASE RIGHTS

Section 2.1           Removal and Sale of Purchaser Assets. (a)   In the event that a Receivable becomes a Delinquent Receivable or the Obligor thereon is subject to a bankruptcy proceeding, the Purchaser may, with the prior written consent of the Issuer (a “Removal Option”), purchase such Receivable and the other related Purchaser Assets, subject to the terms and conditions herein, from the Issuer at a price (the “Option Price”) equal to the Purchase Amount. If not exercised earlier, the Removal Option with respect to any such Receivable and the other related Purchaser Assets shall automatically terminate upon (i) in the case of a Delinquent Receivable, the related Obligor’s cure of all defaults on the Receivable, (ii) the acquisition by, or on behalf of, the Issuer of the related Equipment through repossession, or (iii) a repurchase of such Receivable and any other related Purchaser Assets due to the Transferor’s breach of a representation with respect to such Receivable and any other related Purchaser Assets. The Aggregate Receivable Value of Receivables and the related Equipment with respect to which the Purchaser may exercise its Removal Option at any time before the Redemption Date shall not exceed ten percent (10%) of the Aggregate Receivable Value as of the Cut-off Date.

(b)          Upon a Receivable becoming a Delinquent Receivable or the Obligor thereon becoming subject to a bankruptcy proceeding, the Purchaser may exercise the Removal Option by providing the Issuer at least five (5) days’ prior written notice thereof (the “Removal Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. The Removal Option Notice shall be delivered in the manner specified in Section 2.1(a). The exercise of any Removal Option pursuant to this clause (b) shall be irrevocable.

Limited Removal and Clean-Up Call Agreement

(c)          Upon exercise of a Removal Option, the Purchaser shall be required to pay the Option Price specified in its Removal Option Notice to the Issuer within ten (10) Business Days of exercising its Removal Option or, with respect to any Lease, within ten (10) Business Days of the exercising its Removal Option. The proceeds of any sale of such Receivable and other related Purchaser Assets, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited in the Collection Account by the Purchaser no later than the day before the next Payment Date.

(d)          In the event that a Receivable was originated by a business unit or equipment financing platform that the related Original Seller or, in the case of any Lease, the Titling Trust wishes to exit, financed under a vendor program that is terminated in the ordinary course by the related Original Seller or the Titling Trust, as applicable, or is part of an Obligor relationship that the related Original Seller or, in the case such Receivable is a Lease, the Titling Trust elects to reduce or exit for risk exposure reasons in accordance with its credit and collection policies, the Issuer shall be entitled to sell such Receivable and other related Purchaser Assets or, in the case that such Receivable is a Lease, the beneficial interest in such Lease and other related Purchaser Assets to a third-party for a cash price equal to the greater of (x) the Purchase Amount and (y) the fair market value of the Receivables. The proceeds of any sale of such Receivable or in the case of any Lease, the sale of the beneficial interest in such Lease and other related Purchaser Assets, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited by the Purchaser (to the extent such Purchaser Assets were sold to the Purchaser) no later than the day before the next Payment Date.

ARTICLE III

CLEAN-UP CALL

Section 3.1           Clean-up Call. As of the first day of any Collection Period immediately preceding a Payment Date as of which the Aggregate Receivable Value is 10% or less of the Aggregate Receivable Value as of the Cut-off Date, the Purchaser may purchase all of the Collateral, other than the Trust Accounts. To exercise such option, the Purchaser shall pay to the Servicer, on behalf of the Issuer, and the Servicer shall deposit in the Collection Account an amount equal to the aggregate Purchase Amount for the Receivables and the related Equipment.

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ARTICLE IV

MISCELLANEOUS

Section 4.1           Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 4.1), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Issuer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall be effective only if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall be effective only on the immediately succeeding Business Day.

If to Purchaser:

GE Equipment Funding, LLC
10 Riverview Drive
Danbury, Connecticut 06810
Attention: Capital Markets Operations
Telephone: (203) 749-2101
Facsimile: (203) 749-4054

If to Issuer:

GE Equipment Transportation LLC, Series 2014-1
10 Riverview Drive
Danbury, Connecticut 06810
Attention: Capital Markets Operations
Telephone: (203) 749-2101
Facsimile: (203) 749-4054

Section 4.2           No Waiver; Remedies. (a) Either party’s failure, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings or agreements of either party contained in this Agreement, and no breach or default by either party hereunder, shall be deemed to have been suspended or waived by the other party hereto unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

3	Limited Removal and Clean-Up Call Agreement

(b)          Each party’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

Section 4.3           Successors. This Agreement shall be binding upon and shall inure to the benefit of the Issuer and the Purchaser and their respective successors. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Issuer and the Purchaser with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

Section 4.4           Termination; Survival of Obligations. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of (i) the Class B Maturity Date or (ii) the Redemption Date.

Section 4.5           Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 4.6.

Section 4.6           Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and their respective permitted successors and assigns. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

Section 4.7           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATION LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

4	Limited Removal and Clean-Up Call Agreement

(b)          EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ISSUER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE PURCHASER ASSETS OR ANY SECURITY FOR THE OBLIGATIONS OF THE PURCHASER ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ISSUER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 7.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.8           Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

5	Limited Removal and Clean-Up Call Agreement

Section 4.9           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 4.10         Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 4.11         No Setoff. The Purchaser’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Purchaser might have against the Purchaser, all of which rights are hereby expressly waived by the Purchaser.

Section 4.12         Confidentiality. Notwithstanding anything herein to the contrary, there is no restriction (express or implied) on any disclosure or dissemination of the structure or tax aspects of the transaction contemplated by the Related Documents. Furthermore, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea contemplated hereby or to any element of the transaction structure contemplated hereby.

Section 4.13         Release of Claims. Each of the Issuer and the Purchaser agrees to release and waive all claims against or with respect to any assets owned by the Titling Trust, other than the SUBI Assets, and in the event that such release is not given effect, to fully subordinate all claims it may be deemed to have against such released assets.

[Signatures Follow]

6	Limited Removal and Clean-Up Call Agreement

IN WITNESS WHEREOF, the parties have caused this Removal and Clean-Up Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

GE EQUIPMENT FUNDING, LLC

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	President and Chief Executive Officer

GE EQUIPMENT TRANSPORTATION LLC,
SERIES 2014-1

By:	GE Equipment Funding, LLC
its Managing Member

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	President and Chief Executive Officer

S-1	Limited Removal and Clean-Up Call Agreement

ANNEX A

to

REMOVAL AND CLEAN-UP CALL AGREEMENT

dated as of

June 18, 2014

Annex A to Limited Removal and Clean-Up Call Agreement

DEFINITIONS AND INTERPRETATION

SECTION 1.          Definitions and Conventions. Capitalized terms used in the Purchase and Sale Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Administration Agreement” means the Administration Agreement, dated as of June 18, 2014, by and between the Administrator and the Issuer.

“Administrator” means GE Capital, in its capacity as Administrator under the Administration Agreement, or any other Person designated as a successor administrator.

“Aggregate Receivable Value” means the sum of (i) the Loan Value of all the Loans and (ii) the Lease Value of all the Leases.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

“CEF Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Seller dated as of September 25, 2003, as the same may be amended and supplemented from time to time.

“Class C Maturity Date” is defined in the Indenture.

“Closing Date” means June 18, 2014.

“Collateral” is defined in the Indenture.

“Collection Account” is the account designated as such, established and owned by the Issuer.

“Collection Period” means, for any Original Seller or, with respect to the SUBI Assets, the Titling Trust, and with respect to any Payment Date, such Original Seller’s or Titling Trust’s, as applicable, fiscal month preceding the fiscal month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the fiscal month preceding the fiscal month in which the first Payment Date occurs).

“Credit and Collection Policy” means the policies, practices and procedures adopted by the Issuer on the Closing Date, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, or relating to the maintenance of those types of receivables and the related equipment and collections on those types of receivables and the related equipment.

“Cut-off Date” means May 3, 2014.

Annex A to Limited Removal and Clean-Up Call Agreement

“Defaulted Receivable” means a Receivable which has not been repurchased pursuant to Section 7.2 of the Purchase and Sale Agreement and with respect to which (i) the Servicer on behalf of the Purchaser has repossessed the Equipment related to such Receivable and or (ii) all or any portion of the Loan Value or the Lease Value, as applicable, is deemed uncollectible in accordance with the Credit and Collection Policy.

“Delinquent Receivable” means any Receivable that is more than sixty (60) days past due.

“Equipment” means any transportation equipment, together with all accessions thereto securing an Obligor’s indebtedness under the related Loan or that is subject to a Lease.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation or any successors or assigns thereto.

“Guaranteed Payment” means, for each Lease that is a TRAC Lease included in the Series 2014-1 SUBI, the amount fixed by the related Obligor and the Titling Trust, at the inception of such Lease to be owed by the related Obligor to the lessor at the expiration of the term of such Lease.

“Implicit Rate of Return” means, with respect to any Receivable, the interest rate or discount rate used by the applicable Original Seller or, in the case such Receivable is a Lease, the Titling Trust to allocate periodic payments between principal and interest on such Receivable.

“Indenture” means the Indenture, dated as of June 18, 2014, between the Purchaser and the Indenture Trustee.

“Indenture Trustee” means Citibank, N.A., not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

“Initial Beneficiary” means GE Capital Title Holding Corp., a Delaware Corporation.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of June 18, 2014, among the Purchaser, GE Capital, the Issuer and the Titling Trust.

“Issuer” means GE Equipment Transportation LLC, Series 2014-1, a Delaware limited liability company, until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the Notes.

“Issuer Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Issuer, dated as of June 18, 2014, among the Managing Member and the Issuer.

“Lease” means any agreement pursuant to, or under which, titled Equipment to be allocated to the Series 2014-1 SUBI is leased by an Obligor pursuant to a TRAC Lease or other lease.

A-2	Annex A to Limited Removal and Clean-Up Call Agreement

“Lease Value” means, for any Lease that is not a Defaulted Receivable on any day (including the Cut-off Date), the sum of (i) the future Scheduled Payments on such Lease discounted monthly at the applicable Implicit Rate of Return, plus (ii) any past due Scheduled Payments on such Lease reflected on the Servicer’s records, plus (iii) the present value of the Book Residual Value (or in the case of a TRAC Lease, Guaranteed Payment), discounted monthly at the applicable Implicit Rate of Return. Defaulted Receivables that are Leases shall be deemed to have a Lease Value equal to the outstanding Lease Value at the time it became a Defaulted Receivable less the amount written-off as uncollectible in accordance with the Credit and Collection Policy.

“Loan” means any loan included in Schedule of Receivables.

“Loan Value” means, for any Loan that is not a Defaulted Receivable on any day (including the Cut-off Date) (A) with respect to Precomputed Loans, (i) the present value of the future Scheduled Payments discounted monthly at the applicable Implicit Rate of Return plus (ii)  any past due Scheduled Payments reflected on the Servicer’s records plus (iii) the unamortized amounts of any purchase premiums minus (iv) the unamortized amounts of any purchase discounts, and (B) with respect to Simple Interest Loans, (i) the balance reflected on the Servicer’s records plus (ii) the unamortized amounts of any purchase premiums minus (iii) the unamortized amounts of any purchase discounts. Defaulted Receivables that are Loans shall be deemed to have a Loan Value equal to the outstanding Loan Value at the time it became a Defaulted Receivable, less the amount written off as uncollectible in accordance with the Credit and Collection Policy.

“Managing Member” means GE Equipment Funding, LLC, a Delaware limited liability company or any successor member under the Issuer Limited Liability Company Agreement.

“Notes” means the notes issued under the Indenture.

“Obligor” means, as to each Receivable, any Person who owes payments under a Loan or Lease.

“Option Price” is defined in Section 2.1(a) of this Removal and Clean-Up Call Agreement.

“Payment Date” means, with respect to each Collection Period, the 23rd day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on July 23, 2014.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Precomputed Loan” means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.

A-3	Annex A to Limited Removal and Clean-Up Call Agreement

“Purchase Amount” means, as of the close of business on the last day of a Collection Period (a) with respect to any Loan, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Defaulted Receivable, as of the day immediately prior to such Loan becoming a Defaulted Receivable) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the applicable Implicit Rate of Return and (b) with respect to any Lease and its related Equipment, an amount equal to the Lease Value of the applicable Lease and its related Equipment, as of the first day of the immediately following Collection Period (or, with respect to any applicable Lease that is a Defaulted Receivable, as of the day immediately prior to such Lease becoming a Defaulted Receivable).

“Purchase and Sale Agreement” means the Receivables Purchase and Sale Agreement, dated as of June 18, 2014, by and between the Issuer and the Transferor.

“Purchaser” means GE Equipment Funding, LLC, a Delaware limited liability company.

“Purchaser Assets” is defined in Section 2.1(a) of the Purchase and Sale Agreement.

“Receivable” means with respect to any Loan or Lease, all indebtedness of the related Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) under that Loan or Lease.

“Receivables Sale Agreement” means the Receivables Sale Agreement, dated June 18, 2014, among GE Capital, GE Capital Title Holding Corp. and the Seller.

“Redemption Date” is defined in the Indenture.

“Related Documents” means the Receivables Sale Agreement, the Purchase and Sale Agreement, the Removal and Clean-Up Call Agreement, the Servicing Agreement, the Intercreditor Agreement, the Issuer Limited Liability Company Agreement, the CEF Limited Liability Company Agreement, the Administration Agreement, the Indenture, the Titling Trust Agreement (solely to the extent it pertains to the Series 2014-1 SUBI), the Series 2014-1 SUBI Supplement, the Series 2014-1 Collateral Agency Supplement, and all other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing. Any reference in the foregoing documents to a Related Document shall include all Annexes, Exhibits and Schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Removal and Clean-Up Call Agreement” means the Limited Removal and Clean-Up Call Agreement, dated as of June 18, 2014, by and between the Issuer and the Purchaser.

“Removal Option” is defined in Section 2.1(a) of this Removal and Clean-Up Call Agreement.

A-4	Annex A to Limited Removal and Clean-Up Call Agreement

“Removal Option Notice” is defined in Section 2.1(b) of this Removal and Clean-Up Call Agreement.

“Scheduled Payment” (a) on a Loan means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the loan balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the applicable Implicit Rate of Return and (b) on a Lease means any payment required to be made by the Obligor under that Lease during the related Collection Period. The principal component of a Scheduled Payment on a Lease means the full required amount of the Scheduled Payment, less an imputed yield component based on the discount rate used in determining the present value of scheduled payments payable under the Lease, as determined by the applicable Original Seller for such Lease; provided, that, in the case of (a) or (b), Termination Values shall also constitute Scheduled Payments.

“Seller” means CEF Equipment Holding, L.L.C., a Delaware limited liability company.

“Series 2014-1 Collateral Agency Supplement” means the Series 2014-1 SUBI Supplement to the Collateral Agency Agreement.

“Series 2014-1 SUBI” means that special unit of beneficial interest of the Titling Trust created by the Series 2014-1 Supplement to which Titling Trust Assets are allocated.

“Series 2014-1 SUBI Certificate” means the certificate of beneficial ownership, representing beneficial ownership of the Titling Trust Assets comprising the Series 2014-1 SUBI, issued pursuant to the Series 2014-1 SUBI Supplement.

“Series 2014-1 SUBI Supplement” means the Series 2014-1 SUBI Supplement to the Titling Trust Agreement, dated June 18, 2014.

“Servicer” means GE Capital in its capacity as Servicer under the Servicing Agreement or any other Person designated as a Successor Servicer under such agreement.

“Servicing Agreement” means the Servicing Agreement dated as of June 18, 2014, by and among the Issuer, the Servicer and the Titling Trust.

“Simple Interest Loan” means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual Percentage Rate for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.

“SUBI Assets” means the Leases, the SUBI Equipment and any related assets allocated to the Series 2014-1 SUBI.

“SUBI Equipment” means the Equipment related to the Leases.

“Successor Servicer” is defined in Section 6.2 of the Servicing Agreement.

A-5	Annex A to Limited Removal and Clean-Up Call Agreement

“Termination Value” means the “Termination Value” (if any) payable by the Obligor pursuant to the applicable Receivable.

“Titling Trust” means GE TF Trust, a Delaware statutory trust.

“Titling Trust Agreement” means the Amended and Restated Trust Agreement, dated as of April 30, 2012, by and between GE Capital Title Holding Corp., a Delaware corporation, as Settlor and Initial Beneficiary and Wilmington Trust Company, a Delaware trust company, as UTI trustee, Administrative Trustee and Delaware trustee.

“Titling Trust Assets” means, at any time, all assets owned by the Titling Trust at such time.

“Titling Trust Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of April 30, 2012 by and among the Titling Trust, GE Title Agent, LLC, a Delaware limited liability company, as Collateral Agent and GE Capital.

“Titling Trust Collateral Agent” means GE Title Agent, LLC, a Delaware limited liability company, as Collateral Agent under the Titling Trust Collateral Agency Agreement, or any other Person designated as a Collateral Agent under that agreement.

“TRAC Lease” means a Lease which contains a “terminal rental adjustment clause”.

“Transferor” means CEF Equipment Holding, L.L.C., a Delaware limited liability company.

“Trust Account” is defined in the Indenture.

“UCC” means, unless the context otherwise requires, the Uniform Commercial Code as in effect in the relevant jurisdiction.

“VFS” means VFS Financing, Inc., a Delaware corporation or any successors or assigns thereto.

SECTION 2.          Other Interpretive Matters. All terms defined directly or by incorporation in the Removal and Clean-Up Call Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Removal and Clean-Up Call Agreement (including in this Annex A) and all related certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such Agreement, and accounting terms partly defined in such Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with GE Capital’s fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

A-6	Annex A to Limited Removal and Clean-Up Call Agreement